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Feeling good in your body & mind transforms how you show up in life. That’s why we’re on a mission to help the world feel great through the power of better health. 2 Hims & Hers Q4 2024

* This is a non-GAAP financial measure. Please refer to pages 33 - 36 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. (1) Refer to page 26 for definitions for subscribers and monthly online revenue per average subscriber. 3 Hims & Hers Q4 2024 Key Financial Highlights Q4 2024 FY 2024 Revenue $481M 95% YoY $1.5B 69% YoY Net Income (Loss) $26M $1M 4Q 2023 $126M $(24)M FY 2023 Adj. EBITDA* $54M 163% YoY $177M 257% YoY Operating Cash Flow $86M 293% YoY $251M 242% YoY Free Cash Flow* $60M 452% YoY $198M 322% YoY Subscribers1 (End of Period) 2.2M 45% YoY 2.2M 45% YoY Monthly Online Revenue per Avg. Subscriber1 $73 38% YoY $64 19% YoY

Q4 2024 Letter to Our Shareholders 2024 was a transformative year for Hims & Hers, and I’m exceptionally proud of everything that our team was able to accomplish. We continued reinforcing our historical strengths that include developing a trusted brand, deploying technology to remove barriers to access, and providing access to personalized solutions and services at an affordable price. This continues to enable us to build a unique and powerful platform. As of the end of 2024, over 2.2 million individuals have joined us in our mission to help the world feel great through the power of better health. Democratizing access to a higher quality of products and services has allowed us to double our subscriber base in two years and establish a leadership position in the health and wellness space. Source: Bloomberg Second Measure LLC. Bloomberg Second Measure LLC ("BSM LLC") is a wholly owned subsidiary of Bloomberg L.P. BSM LLC receives de-identified consumer transaction data under license agreements with data providers, which BSM LLC then normalizes and aggregates to create analytics. BSM LLC delivers to subscribers revenue and transaction analytics and insights on thousands of public and private equities. These analytics are derived from consumer transaction data (i.e., credit and debit card transactions) solely from US credit card and debit cards and bank accounts. BSM LLC also uses United States census data. BSM LLC data analytics draw from a sample of credit and debit card purchases made by U.S. consumers. Observed sales data may vary from actual company reported sales data. For each company, the predictive accuracy of BSM LLC's estimates will typically vary over time. There is no guarantee that accuracy levels, trends or correlations will recur for any company in the future. Note: Represents market share across Sexual Health, Dermatology, Mental Health, and Weight Loss, in each case if applicable. 4 Hims & Hers Q4 2024

Our weight loss specialty continued to scale in 2024, accelerating what was already a strong trajectory. In 2024, revenue grew 43% year-over-year to $1.2 billion excluding contributions from our GLP-1 offering, and 69% year-over-year to almost $1.5 billion on a consolidated basis. While we are excited by the strong business performance, we are even more energized by the foundation that we have built to fundamentally transform how individuals can achieve better health in the future.

Prior learnings give us high confidence that we can continue to thoughtfully expand into new specialties

In 2024, we successfully expanded our weight loss specialty, positioning our platform to offer expanded options for the potentially millions of Americans looking for support on their weight loss journeys. We have extended our value proposition beyond access and affordability across each of our specialties. Our key capabilities are converting more consumers into Hims & Hers subscribers, and keeping them engaged with our platform for longer periods of time:

- **Breadth of offerings:** consumers are offered access to a wide range of medical treatments across each specialty
- **Data-driven personalized treatments and services:** structured data increasingly powers tools such as MedMatch by Hims & Hers to help providers identify and customize the right treatments and services for each member
- **High-touch engagement model**: subscribers have the ability to reach out to a provider 24/7, and receive a response that is typically measured in hours not days

We've taken these capabilities and learnings across our previously launched specialties - Men's Dermatology, Sexual Health, Women's Dermatology, and Mental Health - to establish a compelling weight loss offering that is already being leveraged by hundreds of thousands of users. After 12 weeks, 70% of individuals who began a compounded GLP-1 treatment on our platform were still continuing with their subscription, with an average weight change of 14 lbs and average initial weight loss of 7% over the same time period.[1]

Reported retention after 12 weeks[1]


100%
80%
60%
40%
20%
0%
70%
42%
hims&hers
BHI Study

Average weight change (lbs) and initial weight loss using GLP-1s (%)[1]


20
15
10
5
0
8%
6%
4%
2%
0%
3%
7%
6 lbs
14 lbs
4 weeks
12 weeks
Avg weight change (lbs)
Avg initial weight loss (%)

(1) According to a study done by Blue Health Intelligence earlier this year, only 42% of patients prescribed GLP-1 medications were still using those medications after the first 12 weeks (see sources on page 37). The data shown for Hims & Hers is based on customer reported data at four and twelve weeks for applicable customers in the fourth quarter.

5 Hims & Hers Q4 2024

We’re expanding into new specialties, democratizing access to healthcare in a way that is personalized, accessible and affordable. Operational excellence has allowed us to offer our oral-based weight loss solutions for as low as $69 per month. Scale combined with this operational excellence has allowed us to reduce the price of injectable-based treatment plans to as low as $165 per month. Our belief is that over the long-term these medications can be profitably included as part of holistic treatment plans for less than $100 per month. Confidence in this belief has allowed us to provide access to injectable-based treatment plans for as low as $99 per month to the heroes across America that serve or have served in our military, are first onsite for emergencies, educate our communities, and help care for our ill.1 (1) The prices shown represent the lowest annual cost available according to company websites as of February 20, 2025 at a subset of companies that also offer access to compounded semaglutide. Prices are inclusive of membership fees, costs of medication, and other fees, in each case when or if applicable. Timing of charges can vary across companies from an up front fee for the entire year to monthly, quarterly, or semi-annual installments. Pricing in this paragraph reflects the effective monthly rate for plans currently offered in which the customer pays in full for either a 12-month ($165/month and $99/month) or 10-month ($69/month) plan at initiation of service. Note: We provide access to both commercially available and personalized dosages of GLP-1s. On February 21, 2025, the FDA resolved the semaglutide shortage, which could constrain our ability to continue providing access to compounded semaglutide on our platform once our current inventory has been sold. 6 Hims & Hers Q4 2024

Expanding capabilities from the launch of our weight loss specialty, and the deepening of personalization across our other specialties, provide a foundation to continue to extend our capabilities and thoughtfully expand into new specialties. Many emotionally resonant health challenges that are chronic in nature exist today that we do not currently serve. Sterile and recently acquired laboratory capabilities set the foundation for future entry into additional conditions such as sleep, low testosterone, and menopausal support. Note: See page 37 for sources. 7 Hims & Hers Q4 2024

We believe our ecosystem strengthens with each new subscriber We believe our leadership position continues to scale as a result of an ecosystem that strengthens with the addition of each subscriber. The key elements that differentiate our ecosystem are our brand, the capabilities and experiences that our technology unlocks, innovation across our platform, and our high-touch clinical support model. In 2024, we made meaningful strides to strengthen each of the components of our ecosystem. 8 Hims & Hers Q4 2024

Trusted Brand Our aim is to have Hims & Hers become synonymous with access to high-quality treatment and services. We continue to ensure our voice is heard from a variety of different angles in some of the most culturally relevant moments across society. This includes direct efforts to acquire new users, as well as broader efforts to elevate awareness of our capabilities and critical issues pertinent to our mission. Our Hers brand has benefited from the learnings obtained over the years from our Hims brand, and scaled to account for over 30% of revenue in the fourth quarter. In less than five years, we have gone from launching our first national TV commercial, to having the conviction in our optimization capabilities to elevate our voice to the biggest stage in America - The Super Bowl. 9 Hims & Hers Q4 2024

Leading Technology

Our brand's strength has been foundational in our ability to attract new users. Our platform's technology has historically reinforced our brand through (1) enabling users to rapidly access treatment from the comfort of their own homes (2) providing users with higher-touch service through more frequent provider engagement, and (3) equipping providers with tools to remove administrative burdens, such as our proprietary electronic medical record (EMR) system. As our platform has scaled, we have de-identified and leveraged structured data in a variety of ways to improve the experience for our subscribers:

- Data-informed expansion into new conditions
- Recommendation tools for providers
- Establishment of R&D for personalized products and services

In 2024, we expanded MedMatch by Hims & Hers' capabilities into our weight-loss specialty. Similar to mental health, our belief is that MedMatch by Hims & Hers can ultimately help consumers more quickly reach better outcomes by leveraging de-identified data and insights from thousands of prior interactions to support provider decision-making. The next stage in our journey is the incorporation of additional insights into our ecosystem through lab diagnostic capabilities. At the end of 2024, we started negotiations to acquire a provider of at-home laboratory kits, marketed as Trybe Labs, and formally welcomed them to the team in the first quarter of 2025. We believe lab diagnostic capabilities will allow us to further expand support for providers in determining precise recommendations, provide our subscribers deeper health insights, and identify personalized treatments with even greater depth.


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New Lab Diagnostic Capabilities
Cholesterol
At-risk
238 mg/dL
Thyroxine (T4)
Healthy
1.2 ng/dL
ApoB
Dangerous
98 mg/dL

10 Hims & Hers Q4 2024

Innovative Products and Services Since our acquisition of Apostrophe in 2021, the ability to customize treatments to meet subscriber’s clinical needs has been a key differentiator for Hims & Hers. At the end of 2024, more than 55% of our subscribers were opting for personalized treatment and our belief is that number will continue to grow. The compounding capabilities of our affiliated pharmacies enable providers to prescribe unique form factors, treat multiple conditions with a single solution, and strategically balance side effects and efficacy. This approach is reflective of several principles that we believe are foundational to exceptional care: ● Consumers want a simple routine that incorporates the consumption of fewer pills ● Achieving an appropriate level of efficacy with more manageable side effects is desirable ● Every modality is not appropriate for the same user, and sticking to a routine is easier when you have options that work for you Today there are over 300 personalized offerings available through our platform. Investment in our facilities has the potential to unlock access to thousands of highly customized offerings. De-identified data from patient interactions and, in the future, lab testing can help support learnings about who will be best-served by these personalized offerings. Enhancing the sophistication of AI on our platform can assist providers in matching subscribers with effective solutions. We believe this can ultimately translate into better outcomes, allowing us to attract more subscribers and continue to strengthen our ecosystem. We’ve laid a foundation that can unlock a different scale of opportunity, allowing us to transform how individuals achieve better health - both within and beyond our platform The prospect of building a customized EMR system from scratch, starting the development of a tool to assist providers with their recommendations, acquiring compounding capabilities to customize treatments, partnering with leading medical institutions, as well as enabling access to life-changing treatments to millions of individuals in less than 10 years by one company would not have been believable by most when Hims was founded in 2017. I am exceptionally proud of what we’ve been able to accomplish in less than a decade. Superb execution places our leadership team in a unique position to think about a fundamental question that could have a profound impact on the world: what should the next 10 years for Hims & Hers look like? Despite our accomplishments, I believe that we are only scratching the surface of our platform’s potential. Over the next decade, our aim is to transform how individuals achieve better health through investing in our infrastructure and technological capabilities and changing what mass-market consumers have the ability to access across four key areas. 11 Hims & Hers Q4 2024

Expanded diagnostic support The addition of diagnostic lab capabilities to our platform enables us to continue expanding the breadth and quality of insights consumers can receive about their health. In the future, we believe our business model will enable us to offer low-cost or in some instances free diagnostics as a value-added service to our subscribers. This will allow us to help subscribers deepen insights around treatment strategies, identify preventative measures to improve their health, and continue broadening the level of personalization available through the platform. Depth of customized treatments and services Affiliated pharmacies are a core component of our ecosystem that enable us to turn insights from the platform into value for our subscribers. Steady investment in these pharmacies in the coming years will enable them to support consumers in accessing additional form factors and personalized dosages, and extend the number of multi-condition offerings available to subscribers. Today’s investments in automation will reduce costs, but more importantly provide an efficient way for us to expand the capacity of our operation. If done successfully, the spectrum of options subscribers can access could move from hundreds to thousands. In addition to affiliated pharmacy investment, we expect to invest in the breadth of tools available to subscribers on our platform. Today we offer subscribers tools such as BMI calculators; trackers to help members monitor water intake, nutrition, movement, and sleep; as well as medication schedules and reminders. High engagement levels signal to us a need to invest further in high-value areas for our consumers. Laboratory testing, structured data, expanding AI capabilities, and a world-class provider network could all combine to match subscribers to truly individualized solutions and services. Quality and consistency of follow-up care Engagement with a consumer does not end once solutions reach their door. Consistent and high-quality follow-up is needed to ensure great outcomes, and ultimately keep consumers coming back. Today we utilize AI and machine learning technology to help route subscriber inquiries intelligently across our network, and support efficiency for providers on the platform. We see opportunities to extend these efficiencies across the vast majority of processes on our platform today. We believe that AI, when deployed in a thoughtful and measured way, could fundamentally change this construct. In the future, AI could allow consumers to efficiently access a greater depth of care, allowing providers to have even higher-touch engagement on a more focused set of patient issues. Our view is that AI can quickly progress toward delivering substantial value for subscribers across increasingly sophisticated areas. Below are a few examples of what we believe is possible in the future: ● An AI coach to help users optimize meal and training plans each week in our weight loss specialty ● On demand chat bots that can serve as a resource to support consumers in improving their mental health ● Deeper on-demand treatment explanations behind proposed changes to a subscriber’s personalized treatment plan 12 Hims & Hers Q4 2024

Our platform has already enabled technology to broaden access to innovative treatments. It is our view that more opportunities will emerge, and our aim is to position our platform to leverage this technology to provide value to consumers. Exporting our platform’s capabilities beyond Hims & Hers We have built, and continue to expand an ecosystem that provides an immense amount of value to providers and subscribers. Providers on our platform have the ability to access a wealth of capabilities on our EMR including: ● Automation tools that take notes and summarize key highlights ● Mechanisms that flag patient risk levels and areas requiring further diligence ● The ability to quickly identify potential medical interactions ● And most recently MedMatch by Hims & Hers, which highlights potential customized treatments We will continue to expand features available to providers, alongside the breadth of options subscribers can access. Feedback on both sides of our network has been resoundingly positive. We believe that as our platform continues to develop, there is the ability to export the same infrastructure capabilities and medical treatments that providers on the Hims & Hers platform love to the broader medical community. This could potentially unlock new revenue streams, but more importantly could drastically accelerate the fulfillment of our mission to help the world feel great through the power of better health. 13 Hims & Hers Q4 2024

In 2025, we will focus on 5 priorities to progress toward our longer-term vision We believe our platform’s potential over the next decade is immense, and in 2025 we expect to continue building the foundation to address that opportunity. Our priorities in 2025 are as follows: ● Position Hims & Hers’ weight loss specialty to be a durable, long-term market leader ● Integrate and leverage lab diagnostic capabilities to enrich the data and strategic insights available for consumers on our platform ● Invest in affiliated pharmacies to increase the breadth of personalized treatments ● Set the foundation for expansion into new specialties ● Expand the depth of technological capabilities available to consumers and providers Positioning Hims & Hers’ weight loss specialty to be a durable market leader Note: On February 21, 2025, the FDA resolved the semaglutide shortage, which could constrain our ability to continue providing access to compounded semaglutide on our platform once our current inventory has been sold. 14 Hims & Hers Q4 2024

Obesity is a leading cause of preventable deaths across America, and we believe our platform and solutions to address this issue can ultimately play a critical part in saving millions of American lives. In 2025, we expect to position our weight loss specialty to be a long-term market leader through efforts across the following: ● Sterile facility capacity expansion: we will expand sterile compounding capabilities across both our 503(A) and 503(B) facilities to offer personalized treatments ● Extend the capabilities of MedMatch by Hims & Hers: we’ve scaled to hundreds of thousands of weight-loss subscribers in a year. In 2025, we will look for mechanisms to leverage our platform and technological tools to improve opportunities for successful outcomes for our subscribers ● Holistic treatment: providing consumers with app-based tools such as BMI trackers and meal-recommendation plans, as well as expanding supplemental products, to help subscribers build healthier habits ● Elevate American voices: in 2024, we communicated regularly with federal and state regulatory bodies to educate them on consumer weight-loss trends we were seeing in our platform. We will continue to strengthen these efforts in 2025 We believe the following elements will help make our weight-loss specialty increasingly durable across evolving regulatory environments: ● Breadth of choice: expanding the breadth of options available on our platform ● Data-driven personalized capabilities: personalized titration schedules and dosage levels that are not essentially copies of commercially available medications allow providers to meet the needs of individual patients regardless of shortage dynamics ● World-class manufacturing and safety processes: maintaining consumer trust is a key component of our success. This is why we have invested in, and will continue to invest in talent, equipment, and procedures to ensure world-class manufacturing processes and safety standards Our belief is that the knowledge and technical capabilities derived from these investments is evergreen. Today’s investments position us well to provide access to a variety of medications as part of an affordable holistic weight loss treatment model. As medications like semaglutide become generic within the decade, our platform will be able to assist millions more Americans that do not require a personalized dosage achieve their weight loss goals. It is important not just for Hims & Hers, but for America as a whole to have a durable supply chain that can formulate these treatments at an affordable cost domestically. 15 Hims & Hers Q4 2024

Integrate lab diagnostic capabilities and increase depth of personalized treatments In 2025, we expect to integrate lab diagnostic capabilities into our offering as a free or low-cost value-added service to subscribers. This will enrich the insights that our technology platform will be able to offer to consumers, enabling us to identify new ways to help subscribers improve their health. We believe that lab diagnostics, combined with investment in our affiliated pharmacies, will allow us to elevate the personalized offerings available to subscribers. Over time, our intent is to offer access to treatments that could address specific subscriber concerns within one or more specialties, as well as proactively address other areas of their health such as a vitamin deficiency. 16 Hims & Hers Q4 2024

Set foundation for expansion into new specialties We believe our execution and ability to scale a specialty gets stronger with each launch. Our team has successfully scaled the business through numerous launches across an expanding set of specialties, demonstrating our ability to navigate complex areas such as sterile compounding and dynamic regulatory landscapes while continuing to adapt to consumer needs and improve the user experience. Integration of lab diagnostic capabilities positions us well to expand into new specialties such as menopausal support, low testosterone, and sleep, amongst other specialties. Additionally, in 2024 we entered into a definitive agreement to acquire a peptide manufacturing facility in California, deepening the long-term durability of our domestic supply chain, and enabling us to consider future opportunities to address consumers' needs across an even broader set of specialities such as pain management, longevity, and muscle recovery. Expand depth of technological capabilities We have always believed that technology can elevate the consumer experience immensely by giving consumers better tools to customize their experience and equipping service providers with technological capabilities that support accuracy, precision, and efficiency in the care they provide . Efforts to build mobile application tools such as calorie and water intake trackers, medication reminders and schedulers, and exercise routines will continue. However, in 2025, we also expect to deepen the capabilities of MedMatch by Hims & Hers and optimize our data infrastructure to efficiently capitalize on the opportunity that AI brings in the future. The quality of our engineering team has afforded us the ability to be selective in our CTO search. We are confident that we will bring on a CTO in early 2025 with deep AI expertise that will enable us to deliver even greater value and insight for our subscribers. 17 Hims & Hers Q4 2024

We expect continued momentum in 2025 and progress toward long-term financial targets

2025 Outlook

	Q1 2025	FY 2025
Revenue	$520M - $540M	$2.3B - $2.4B
YoY growth	87% - 94%	56% - 63%
Adj. EBITDA[1]	$55M - $65M	$270M - $320M
Adj. EBITDA margin[1]	11% - 12%	12% - 13%

2025 Underlying Themes

1. 85%+ long-term retention[2]
2. Expanding portfolio of personalized offerings
3. Strong unit economics with payback period[3] < 1 year
4. Evolving model drives inherent marketing efficiencies
5. Weight loss revenue of at least $725 million in 2025[4]

Sound execution gives us confidence in our ability to drive both solid growth and margin expansion in 2025 and beyond. GLP-1s are an innovative component of our weight loss specialty, and insights from structured data on our platform and high quality service levels can make them even more powerful components of a holistic treatment plan. Our expectation is that weight loss offerings such as our oral solutions, liraglutide and personalized semaglutide will contribute at least $725 million of revenue in 2025. Even in light of this momentum, we believe that offerings other than weight loss will continue to comprise the majority of our revenue in 2025 and be critical to our long-term success.

Similar to 2024, we expect continued marketing leverage to be instrumental in the progression toward our long-term business objectives. We expect we will be able to drive between 1-3 points of marketing leverage per annum over the course of the next few years, while concurrently capturing operating leverage on our G&A expenses. Behind our confidence in marketing leverage is the extension of the following dynamics that we have already observed in prior years. As a reminder these are:

- **Leverage from our recurring revenue model:** Our business is based on a recurring revenue model and the majority of marketing spend goes toward the acquisition of new users. As our user base continues to mature and the average tenure of users on the platform increases, our expectation is that we will gain leverage.

Note: 2025 financial targets are provided as of the Hims & Hers Health, Inc. earnings release dated February 24, 2025. (1) This is a non-GAAP financial measure. Please refer to pages 33 -36 for definitions. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income (loss), because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss). See "Non-GAAP Financial Measures" for additional important information regarding Adjusted EBITDA. (2) Online revenue retention from subscriptions with a tenure of at least 2 years. (3) Payback period defined as the time it takes quarterly cumulative online gross profit generated by Hims & Hers online customers to exceed the quarterly customer acquisition costs to acquire those customers. (4) On February 21, 2025, the FDA resolved the semaglutide shortage, which could constrain our ability to continue providing access to compounded semaglutide on our platform once our current inventory has been sold.

18 Hims & Hers Q4 2024

● A greater share of our spend being semi-fixed in nature: In recent years, we have meaningfully scaled investment in broad-based brand spend intended to drive awareness and consideration of our brand to users earlier in their lifecycle journey. As this increase in spend begins to moderate, we are confident in our ability to experience greater leverage ● Stronger retention from our data-driven personalized services and treatments: We continue to see the benefits of more personalized capabilities enabling us to better attract users and increase their longevity on the platform. As our personalized offerings continue to evolve and gain scale, we expect to see ongoing gains in customer retention. Millions of subscribers look to us to help them feel great through the power of better health, and we are confident that number will continue to grow in the coming years. Strong execution, evolving technology, and innovative products and services are enabling us to democratize access to personalized treatments and exceptional service quality levels. While 2024 was an exciting year, we believe that we have just begun to scratch the surface of the potential of our platform’s value to society. We look forward to the continued execution of our strategy in 2025, and bringing the power of better health to millions more future subscribers. Andrew Dudum CEO and Co-Founder Note: Long-term profitability goals are provided as of the Hims & Hers Health, Inc. earnings release dated February 24, 2025. (1) This is a non-GAAP financial measure. Please refer to pages 33 -36 for definitions. We have relied upon the exception in Item 10(e)(1)(i)(B) of Regulation S-K and have not reconciled forward-looking Adjusted EBITDA to its most directly comparable U.S. GAAP measure, net income (loss), because we cannot predict with reasonable certainty the ultimate outcome of certain components of such reconciliations, including market-related assumptions that are not within our control, or others that may arise, without unreasonable effort. For these reasons, we are unable to assess the probable significance of the unavailable information, which could materially impact the amount of future net income (loss). See “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA. 19 Hims & Hers Q4 2024

(1) “Subscribers” are customers who have one or more subscriptions pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. (2) Represents total Hims & Hers online revenue, generated by customers acquired in each respective year shown. (3) Represents total Hims & Hers online revenue, generated by customers acquired in prior years. 20 Hims & Hers Q4 2024

Subscriber and Revenue Growth Top-line trends remained incredibly strong throughout 2024, driven by our ability to expand both our subscribers and higher monthly online revenue per subscriber. In the fourth quarter, total subscribers reached a new record high of over 2.2 million at the end of the period, growing 45% year-over-year; while monthly online revenue per average subscriber increased to $73, growing 38% year-over-year. As shown below, growth has remained strong across both new and existing customers, reinforcing confidence in our ability to bring new users to the platform, provide access to a breadth of offerings that support them in their health journey, while also finding ways to provide access to more comprehensive care. (1) “Subscribers” are customers who have one or more subscriptions pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. (2) Represents total Hims & Hers online revenue, generated by customers acquired in each respective year shown. (3) Represents total Hims & Hers online revenue, generated by customers acquired in prior years. 21 Hims & Hers Q4 2024

In the fourth quarter, revenue grew 95% year-over-year to $481 million. In 2024, revenue grew 69% year-over-year to approximately $1.5 billion, driven primarily continued sustainable growth in subscribers pertaining to offerings available in all periods presented as well as weight loss offerings launched in the fourth quarter of 2023 or later, including new offerings launched in the second quarter of 2024 for which there was no comparable revenue in 2023. This also led to higher monthly online revenue per average subscriber. Online revenue grew 71% year-over-year to over $1.4 billion. We also saw Wholesale revenue increased 30% year-over-year to $39 million. The wholesale channel continues to be utilized primarily to extend our reach and introduce our brands to a broader audience of consumers. Margin Profile Gross margin decreased approximately 600 basis points year-over-year to 77% in the fourth quarter, and approximately 250 basis points year-over-year to 79% in 2024. The decline was primarily the result of higher costs related to the addition of new weight loss offerings which were strategically priced to attract new customers and was partially offset by ongoing benefits from economies of scale, in part due to increased volume at our Affiliated Pharmacies. (1) Please refer to pages 33 - 36 for reconciliation to the corresponding US GAAP financial measure 22 Hims & Hers Q4 2024

We report four categories of operating expenses: Marketing, Operations and support, Technology and development, and General and administrative. Non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. During the fourth quarter and the full year 2024, we achieved notable year-over-year Marketing leverage on both a GAAP and non-GAAP basis, as we benefited from efficiencies related to new product launches as well as improving organic customer acquisition trends, both of which allowed us to maintain our target payback periods of less than one year. On a GAAP basis, Marketing expenses decreased from 51% to 46% of revenue during both the fourth quarter and full year. On a non-GAAP basis, fourth quarter Marketing expenses decreased from 50% to 45% of revenue. For the full year 2024, non-GAAP Marketing expenses decreased from 51% to 45% of revenue. Similarly, we continued to see leverage in Operations and support on both a quarterly and full year basis as growth outpaced investments made across staffing, fulfillment, and processing largely in order to accommodate higher volume through our Affiliated Pharmacies. GAAP Operations and support expenses decreased from 13% to 12% of revenue in the fourth quarter and decreased from 14% to 13% of revenue for the full year. On a non-GAAP basis, Operations and support expenses decreased from 13% to 12% of revenue both in the fourth quarter and full year. Technology and Development expenses during the fourth quarter and full year 2024 were largely flat as a percentage of revenue relative to the prior year. GAAP Technology and development expenses were 5% of revenue in the fourth quarter and full year. On a non-GAAP basis, Technology and development expenses decreased modestly from 5% to 4% of revenue both in the fourth quarter and full year. Finally, we displayed significant leverage on General and Administrative expenses for both the fourth quarter and the full year as a result of solid execution and disciplined expense management. GAAP General and administrative expenses decreased from 13% to 10% of revenue in the fourth quarter and from 15% to 11% of revenue for the full year. On a non-GAAP basis, General and administrative expenses decreased from 8% to 7% of revenue in the fourth quarter and from 10% to 7% of revenue for the full year. (1) Payback period defined as the time it takes quarterly cumulative online gross profit generated by Hims & Her online customers to exceed the quarterly customer acquisition cost to acquire those customers. Cumulative online gross profit represents total online revenue less costs directly attributable to the products shipped and services rendered, including product costs, packaging materials, shipping costs, and labor costs directly related to revenue generating activities; (2) Paid marketing expenses (also referred to as customer acquisition expenses in our most recently filed annual report on form 10-K and our most recently filed Quarterly report on Form 10-Q) represent total advertising and media costs associated with our efforts to acquire new customer, promote our brands and build awareness for our products and services, Paid marketing expenses include advertising in digital media, social media, television, radio, out-of-home media and various other media outlets. 23 Hims & Hers Q4 2024

As a result of these trends, we generated GAAP net income of $26 million in the fourth quarter, improving significantly from net income of $1 million in the prior year period. For the full year, we generated net income of $126 million, which was impacted by the change in valuation allowance of $68 million due to the full release of the valuation allowance on our domestic deferred tax assets. The benefit from the change in valuation allowance was partially offset by current period tax activity. With our business continuing to scale a rapid pace, we remain committed to a disciplined and efficient approach toward growth investment. This has been crucial to our strategy thus far and has resulted in a meaningful increase in Adjusted EBITDA margins over the past two years. In the fourth quarter, Adjusted EBITDA increased 163% year-over-year to $54 million. On a full year basis, Adjusted EBITDA increased 257% year-over-year to $177 million. Adjusted EBITDA margins in the fourth quarter and full year increased nearly 300 basis points and 630 basis points year-over-year, respectively. (1) Q3 2024 net income included a $60.8 million tax benefit related to the release of our domestic tax valuation allowance, partially offset by current period tax activity (2) This is a non-GAAP financial measure. Please refer to pages 33 - 36 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 24 Hims & Hers Q4 2024

Cash Flow and Balance Sheet In the fourth quarter, net cash provided by operating activities was $86 million, an increase of 293% year-over-year. Free cash flow in the fourth quarter was $60 million, an increase of 452% year-over-year. The year-over-year increase in both measures was primarily driven by revenue growth, improved net income margins, and working capital tailwinds. At the end of the fourth quarter, we had over $300 million of cash, cash equivalents, and short-term investments and no debt on our balance sheet. In July 2024, we announced a share repurchase authorization of up to $100 million of our Class A common stock, which can be utilized over the course of the next 3 years. During the fourth quarter, we repurchased approximately $5 million of Class A common stock and have $65 million remaining on the authorization. We expect this program will give us the ongoing ability to capitalize on moments of disconnect between market value of our Class A common stock and what we believe is the intrinsic value, while also allowing us to offset ongoing dilution as a result of stock-based compensation. Conference Call Hims & Hers will host a conference call to review fourth quarter and full year 2024 results on February 24, 2025, at 5:00 p.m. ET. The conference call can be accessed by dialing +1 (888) 510-2630 for U.S. participants and +1 (646) 960-0137 for international participants, and referencing conference ID #1704296. A live audio webcast will be available online at investors.hims.com. A replay of the call will be available via webcast for on-demand listening shortly after the completion of the call at the same link. (1) This is a non-GAAP financial measure. Please refer to pages 33 - 36 for definitions and reconciliations to the corresponding U.S. GAAP financial measure. 25 Hims & Hers Q4 2024

About Hims & Hers Health, Inc. Hims & Hers is the leading health and wellness platform on a mission to help the world feel great through the power of better health. We believe how you feel in your body and mind transforms how you show up in life. That’s why we’re building a future where nothing stands in the way of harnessing this power. Hims & Hers normalizes health & wellness challenges—and innovates on their solutions—to make feeling happy and healthy easy to achieve. No two people are the same, so the Company provides access to personalized care designed for results. For more information, please visit investors.hims.com. Key Business Metrics “Online Revenue” represents the sales of products and services on our platform, net of refunds, credits, and chargebacks, and includes revenue recognition adjustments recorded pursuant to U.S. GAAP, primarily relating to deferred revenue and returns reserve. Online Revenue is generated by selling directly to consumers through our websites and mobile applications. Our Online Revenue consists of products and services purchased by customers directly through our online platform. The majority of our Online Revenue is subscription-based, where customers agree to be billed on a recurring basis to have products and services automatically delivered to them. “Wholesale Revenue” represents non-prescription product sales to retailers through wholesale purchasing agreements. Wholesale Revenue also includes non-prescription product sales to third-party platforms through consignment arrangements. In addition to being revenue generative and profitable, wholesale partnerships and consignment arrangements have the added benefit of generating brand awareness with new customers in physical environments and on third-party platforms. “Subscribers” are customers who have one or more “Subscriptions” pursuant to which they have agreed to be automatically billed on a recurring basis at a defined cadence. The Subscription billing cadence is typically defined as a number of days (for example, billed every 30 days or every 90 days), which are excluded from our reporting when payment has not occurred at the contracted billing cadence. Subscribers can cancel or snooze Subscriptions in between billing periods to stop receiving additional products and/or services and can reactivate Subscriptions to continue receiving additional products and/or services. “Monthly Online Revenue per Average Subscriber” is defined as Online Revenue divided by “Average Subscribers”, which amount is then further divided by the number of months in a period. “Average Subscribers” are calculated as the sum of the Subscribers at the beginning and end of a given period divided by 2. 26 Hims & Hers Q4 2024

Forward-Looking Statements This shareholder letter includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “assume,” “may,” “will,” “likely,” “potential,” “projects,” “predicts,” “continue,” “goal,” “strategy,” “future,” “forecast,” “target,” “outlook,” “project,” “confidence,” or “should,” or, in each case, their negative or other variations or comparable terminology. There can be no assurance that actual results will not materially differ from expectations. Such statements include, but are not limited to, any statements relating to our financial outlook and guidance, including our mission to drive top-line revenue growth and profitability and our ability to attain our medium- and long-term financial and operational targets; our expected future financial and business performance, including with respect to the Hims & Hers platform, our marketing campaigns, investments in innovation, the solutions accessible on our platform, and our infrastructure, and the underlying assumptions with respect to the foregoing; statements relating to events and trends relevant to us, including with respect to our regulatory environment, financial condition, results of operations, short- and long-term business operations, objectives, strategy, and financial needs; expectations regarding our mobile applications, market acceptance, user experience, customer retention, brand development, our ability to invest and generate a return on any such investment, customer acquisition costs, operating efficiencies and leverage (including our fulfillment capabilities), the effect of any pricing decisions, changes in our product or offering mix, the timing and market acceptance of any new products or offerings, the timing and anticipated effect of any pending or recently completed acquisitions, the success of our business model, our market opportunity, our ability to scale our business, the growth of certain of our specialties, our ability to innovate on and expand the scope of our offerings and experiences, including through the use of data analytics and artificial intelligence, our ability to reinvest into the customer experience, and our ability to comply with the extensive, complex and evolving legal and regulatory requirements applicable to our business, including without limitation state and federal healthcare, privacy and consumer protection laws and regulations, and the effect or outcome of any litigation or governmental actions in relation to any such legal and regulatory requirements. These statements are based on management’s current expectations, but actual results may differ materially due to various factors. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, the forward-looking statements contained in this letter are based on our current expectations, assumptions and beliefs concerning future developments and their potential effects on us. Future developments affecting us may not be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) and other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Risk Factors and other sections of our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time with the Securities and Exchange Commission (the “Commission”). 27 Hims & Hers Q4 2024

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. The forward-looking statements contained in this letter are made only as of February 24, 2025. We undertake no obligation (and expressly disclaim any obligation) to update or revise any forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and developments in the industry in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in reports we have filed or will file with the Commission, including our most recently filed Quarterly Report on Form 10-Q, our most recently filed Annual Report on Form 10-K, and other current and periodic reports we file from time to time. In addition, even if our results of operations, financial condition and liquidity, and developments in the industry in which we operate are consistent with the forward-looking statements contained in such reports, those results or developments may not be indicative of results or developments in subsequent periods. We include statements and information in this letter concerning our industry and the markets in which we operate, including our market opportunity, which are based on information from independent industry organizations and other third-party sources (including industry publications, surveys and forecasts). While we believe these third-party sources to be reliable as of the date of this letter, we have not independently verified any third-party information and such information is inherently imprecise. 28 Hims & Hers Q4 2024

Condensed Consolidated Balance Sheets (In thousands, except share and per share data, unaudited) December 31, 2024 December 31, 2023 Assets Current assets: Cash and cash equivalents $220,584 $96,663 Short-term investments 79,667 124,318 Inventory 64,427 22,464 Prepaid expenses and other current assets 31,153 21,608 Total current assets 395,831 265,053 Restricted cash 856 856 Goodwill 112,728 110,881 Property, equipment, and software, net 82,083 36,143 Intangible assets, net 43,410 18,574 Operating lease right-of-use assets 10,881 9,588 Deferred tax assets, net 61,603 - Other long-term assets 147 91 Total assets $707,539 $441,186 Liabilities and stockholders’ equity Current liabilities: Accounts payable $91,180 $43,070 Accrued liabilities 53,013 28,972 Deferred revenue 75,285 7,733 Earn-out payable - 7,412 Operating lease liabilities 1,889 1,281 Total current liabilities 221,367 88,468 Operating lease liabilities 9,456 8,667 Other long-term liabilities - 22 Total liabilities 230,823 97,157 Commitments and contingencies Stockholders’ equity: Common stock – Class A shares, par value $0.0001, 2,750,000,000 shares authorized and 212,459,586 and 205,104,120 shares issued and outstanding as of December 31, 2024 and 2023, respectively; Class V shares, par value $0.0001, 10,000,000 shares authorized and 8,377,623 shares issued and outstanding as of December 31, 2024 and 2023 22 21 Additional paid-in capital 719,155 712,307 Accumulated other comprehensive loss (324) (124) Accumulated deficit (242,137) (368,175) Total stockholders’ equity 476,716 344,029 Total liabilities and stockholders’ equity $707,539 $441,186 29 Hims & Hers Q4 2024

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (In thousands, except share and per share data, unaudited) Three months ended Dec 31, Years ended Dec 31, 2024 2023 2024 2023 Revenue $481,139 $246,619 $1,476,514 $872,000 Cost of revenue 111,598 42,561 303,379 157,051 Gross profit 369,541 204,058 1,173,135 714,949 Gross margin % 77% 83% 79% 82% Operating expenses: 1 Marketing 221,085 125,895 678,844 446,435 Operations and support 58,083 32,839 185,802 119,857 Technology and development 23,749 13,405 78,819 48,227 General and administrative 48,028 32,319 167,767 129,883 Total operating expenses 350,945 204,458 1,111,232 744,402 Income (loss) from operations 18,596 (400) 61,903 (29,453) Other income (expense): Change in fair value of liabilities - (19) - (1,075) Other income, net 3,695 2,615 9,808 8,957 Total other income, net 3,695 2,596 9,808 7,882 Income (loss) before income taxes 22,291 2,196 71,711 (21,571) Benefit (provision) for income taxes 3,734 (951) 54,327 (1,975) Net income (loss) 26,025 1,245 126,038 (23,546) Other comprehensive (loss) income (553) 9 (200) 153 Total comprehensive income (loss) $25,472 $1,254 $125,838 $(23,393) Net income (loss) per share attributable to common stockholders: Basic $0.12 $0.01 $0.58 $(0.11) Diluted $0.11 $0.01 $0.53 $(0.11) Weighted average shares outstanding: Basic 219,027,485 211,584,915 215,939,037 209,344,712 Diluted 240,725,350 221,850,856 236,808,876 209,344,712 (1) Includes stock-based compensation expense as follows (in thousands): Three months ended Dec 31, Year ended Dec 31, 2024 2023 2024 2023 Marketing 2,637 1,559 9,392 5,477 Operations and support 2,743 1,920 10,205 6,815 Technology and development 3,824 1,921 12,534 7,126 General and administrative 15,145 12,391 60,191 46,662 Total stock-based compensation expense 24,349 17,791 92,322 66,080 30 Hims & Hers Q4 2024

Condensed Consolidated Statements of Cash Flows (In thousands, unaudited) Years ended December 31, 2024 2023 Operating activities Net income (loss) $126,038 $(23,546) Adjustments to reconcile net income (loss) to net cash provided by operating activities: Depreciation and amortization 17,088 9,515 Stock-based compensation 92,322 66,080 Change in fair value of liabilities – 1,075 Net accretion on securities (4,355) (5,686) Benefit for deferred taxes (61,649) (13) Impairment of long-lived assets 114 429 Non-cash operating lease cost 2,546 1,922 Non-cash acquisition-related costs – 2,691 Non-cash other 357 195 Changes in operating assets and liabilities: Inventory (41,612) (902) Prepaid expenses and other current assets (9,494) (6,395) Other long-term assets (56) (58) Accounts payable 43,710 7,324 Accrued liabilities 23,791 16,524 Deferred revenue 67,552 6,261 Operating lease liabilities (2,443) (1,933) Earn-out payable (2,825) – Net cash provided by operating activities 251,084 73,483 Investing activities Purchases of investments (160,564) (157,239) Maturities of investments 208,940 170,051 Proceeds from sales of investments 725 1,574 Investment in website development and internal-use software (11,095) (9,272) Purchases of property, equipment, and intangible assets (41,655) (17,220) Acquisition of business, net of cash acquired (15,399) - Net cash used in investing activities (19,048) (12,106) Financing activities Proceeds from exercise of vested stock options 26,651 2,322 Payments for taxes related to net share settlement of equity rewards (52,501) (14,096) Repurchases of common stock (83,039) (1,999) Payments for acquisition-related earn-out consideration (3,190) - Proceeds from employee stock purchase plan 3,901 2,298 Proceeds from exercise of Class A common stock warrants 333 - Net cash used in financing activities (107,845) (11,475) Foreign currency effect on cash and cash equivalents (270) (11) Increase in cash, cash equivalents, and restricted cash 123,921 49,891 Cash, cash equivalents, and restricted cash at beginning of period 97,519 47,628 Cash, cash equivalents, and restricted cash at end of period $221,440 $97,519 Reconciliation of cash, cash equivalents, and restricted cash Cash and cash equivalents $220,584 $96,663 Restricted cash 856 856 Total cash, cash equivalents, and restricted cash $221,440 $97,519 Supplemental disclosures of cash flow information Cash paid for taxes $7,916 $1,109 Non-cash investing and financing activities Purchases of property and equipment included in accounts payable and accrued liabilities $7,781 $3,383 Right-of-use asset obtained in exchange for lease liability 2,593 6,270 Issuance of common stock for acquisition-related earn-out consideration 1,396 - Issuance of common stock and liabilities assumed in connection with acquisition of business 16,000 - 31 Hims & Hers Q4 2024

32 Hims & Hers Q4 2024

Non-GAAP Financial Measures In addition to our financial results determined in accordance with U.S. GAAP, we present Adjusted EBITDA (which is a non-GAAP financial measure), Adjusted EBITDA margin (which is a non-GAAP ratio), and Free Cash Flow (which is a non-GAAP financial measure) each as defined below. We use Adjusted EBITDA, Adjusted EBITDA margin, and Free Cash Flow to evaluate our ongoing operations and for internal planning and forecasting purposes. We also present Non-GAAP Marketing, Non-GAAP Operations and support, Non-GAAP Technology and development, and Non-GAAP General and administrative expenses. In each case, the non-GAAP operating expenses represent GAAP expenses adjusted for stock-based compensation. We believe that Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow, when taken together with the corresponding U.S. GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. We consider Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow to be important measures because they help illustrate underlying trends in our business and our historical operating performance on a more consistent basis. We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow is helpful to our investors as they are used by management in assessing the health of our business, our operating performance, and our liquidity. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP financial measures or ratios differently or may use other financial measures or ratios to evaluate their performance, all of which could reduce the usefulness of Adjusted EBITDA, Adjusted EBITDA margin, non-GAAP operating expenses, and Free Cash Flow as tools for comparison. Reconciliations are provided below to the most directly comparable financial measures stated in accordance with U.S. GAAP. Investors are encouraged to review our U.S. GAAP financial measures and not to rely on any single financial measure to evaluate our business. Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because Adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes. “Adjusted EBITDA” is defined as net income (loss) before stock-based compensation, depreciation and amortization, acquisition and transaction-related costs (which includes (i) consideration paid for employee compensation with vesting requirements incurred directly as a result of acquisitions, inclusive of revaluation of earn-out consideration recorded in general and administrative expenses prior to 2024, and (ii) transaction professional services), legal settlement expenses that are considered non-recurring, impairment of long-lived assets, change in fair value of liabilities, interest income, and income taxes. “Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by revenue. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. We compensate for these limitations by providing specific information regarding the U.S. GAAP items excluded from Adjusted EBITDA. When evaluating our performance, you should consider Adjusted EBITDA in addition to, and not as a substitute for, other financial performance measures, including our net income (loss) and other U.S. GAAP results. 33 Hims & Hers Q4 2024

Net Income (Loss) to Adjusted EBITDA Reconciliation (Annual)

(In thousands, unaudited)

	Years Ended Dec 31,	
	2024	2023
Revenue	$1,476,514	$872,000
Net income (loss)	126,038	(23,546)
Stock-based compensation	92,322	66,080
Depreciation and amortization	17,088	9,515
Acquisition and transaction-related costs	3,979	3,016
Legal settlement	2,008	–
Impairment of long-lived assets	114	429
Change in fair value of liabilities	–	1,075
Interest income	(10,349)	(9,029)
(Benefit) provision for income taxes	(54,327)	1,975
Adjusted EBITDA	$176,873	$49,515
Net income (loss) as a % of revenue	8.5 %	(2.7) %
Adjusted EBITDA margin	12.0 %	5.7 %

Net Income (Loss) to Adjusted EBITDA Reconciliation (Quarterly)

(In thousands, unaudited)

	Q1 '23	Q2 '23	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24	Q4 '24
Revenue	$190,770	$207,912	$226,699	$246,619	$278,171	$315,648	$401,556	$481,139
Net income (loss)	(10,067)	(7,157)	(7,567)	1,245	11,128	13,297	75,588	26,025
Stock-based compensation	14,167	16,845	17,277	17,791	19,032	24,042	24,899	24,349
Depreciation and amortization	2,117	2,377	2,363	2,658	3,001	3,643	4,383	6,061
Acquisition and transaction-related costs	646	583	1,280	507	376	590	858	2,155
Legal settlement	–	–	–	–	–	–	–	2,008
Impairment of long-lived assets	429	–	–	–	75	39	–	–
Change in fair value of liabilities	295	173	588	19	–	–	–	–
Interest income	(1,913)	(2,173)	(2,342)	(2,601)	(2,540)	(2,431)	(2,637)	(2,741)
(Benefit) provision for income taxes	386	(13)	651	951	1,275	127	(51,995)	(3,734)
Adjusted EBITDA	$6,060	$10,635	$12,250	$20,570	$32,347	$39,307	$51,096	$54,123
Net income (loss) as a % of revenue	-5.3 %	-3.4 %	-3.3 %	0.5 %	4.0 %	4.2 %	18.8 %	5.4 %
Adjusted EBITDA margin	3.2 %	5.1 %	5.4 %	8.3 %	11.6 %	12.5 %	12.7 %	11.2 %

34

Hims & Hers Q4 2024

GAAP Operating Expenses to Non-GAAP Operating Expenses Reconciliation (In thousands, unaudited) Three Months Ended Dec 31, Years Ended Dec 31, Reconciliation: GAAP to Non-GAAP Marketing Expense 2024 2023 2024 2023 Total GAAP Marketing Expense $221,085 $125,895 $678,844 $446,435 Less: Stock-based compensation (2,637) (1,559) (9,392) (5,477) Non-GAAP Marketing Expense $218,448 $124,336 $669,452 $440,958 Three Months Ended Dec 31, Year Ended Dec 31, Reconciliation: GAAP to Non-GAAP Operations and support Expense 2024 2023 2024 2023 Total GAAP Operations and support Expense $58,083 $32,839 $185,802 $119,857 Less: Stock-based compensation (2,743) (1,920) (10,205) (6,815) Non-GAAP Operations and support Expense $55,340 $30,919 $175,597 $113,042 Three Months Ended Dec 31, Year Ended Dec 31, Reconciliation: GAAP to Non-GAAP Technology and development Expense 2024 2023 2024 2023 Total GAAP Technology and development Expense $23,749 $13,405 $78,819 $48,227 Less: Stock-based compensation (3,824) (1,921) (12,534) (7,126) Non-GAAP Technology and development Expense $19,925 $11,484 $66,285 $41,101 Three Months Ended Dec 31, Year Ended Dec 31, Reconciliation: GAAP to Non-GAAP General and administrative Expense 2024 2023 2024 2023 Total GAAP General and administrative Expense $48,028 $32,319 $167,767 $129,883 Less: Stock-based compensation (15,145) (12,391) (60,191) (46,662) Non-GAAP General and administrative Expense $32,883 $19,928 $107,576 $83,221 35 Hims & Hers Q4 2024

Free Cash Flow is a key performance measure that our management uses to assess our liquidity. Because Free Cash Flow facilitates internal comparisons of our historical liquidity on a more consistent basis, we use this measure for business planning purposes. "Free Cash Flow" is defined as net cash provided by operating activities, less purchases of property, equipment, and intangible assets and investment in website development and internal-use software in investing activities.

Some of the limitations of Free Cash Flow include (i) Free Cash Flow does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments, and (ii) Free Cash Flow includes capital expenditures, the benefits of which may be realized in periods subsequent to those in which the expenditures took place. In evaluating Free Cash Flow, you should be aware that in the future we will have cash outflows similar to the adjustments in this presentation. Our presentation of Free Cash Flow should not be construed as an inference that our future results will be unaffected by these cash outflows or any unusual or non-recurring items. When evaluating our performance, you should consider Free Cash Flow in addition to, and not as a substitute for, other financial performance measures, including our net cash provided by operating activities and other U.S. GAAP results.

Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation (Annual)

(In thousands, unaudited)

	Year Ended Dec 31,	
	2024	2023
Net cash provided by operating activities	$251,084	$73,483
Less: purchases of property, equipment, and intangible assets in investing activities	(41,655)	(17,220)
Less: investment in website and mobile application development and internal-use software in investing activities	(11,095)	(9,272)
Free Cash Flow	$198,334	$46,991

Net Cash Provided By Operating Activities to Free Cash Flow Reconciliation (Quarterly)

(In thousands, unaudited)

	Q1 '23	Q2 '23	Q3 '23	Q4 '23	Q1 '24	Q2 '24	Q3 '24	Q4 '24
Net cash provided by operating activities	$9,483	$16,826	$25,191	$21,983	$25,838	$53,594	$85,267	$86,385
Less: purchases of property, equipment, and intangible assets in investing activities	(635)	(4,677)	(3,277)	(8,631)	(10,581)	(3,212)	(3,342)	(24,520)
Less: investment in website development and internal-use software in investing activities	(1,875)	(2,187)	(2,643)	(2,567)	(3,377)	(2,814)	(2,539)	(2,365)
Free Cash Flow	$6,973	$9,962	$19,271	$10,785	$11,880	$47,568	$79,386	$59,500

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Hims & Hers Q4 2024

Sources In order of appearance: Blue Cross Blue Shield. (2024). GLP-1 therapy trends: An issue brief. Retrieved from https://www.bcbs.com/sites/default/files/BHI_Issue_Brief_GLP1_Trends.pdf B. Kim, S. Lee, M Jun, H. Chung, S. Oh. Perception of Hair Loss and Education Increases the Treatment Willingness in Patients With Androgenetic Alopecica: A Population-Based Study, 2018, Fig. 1B. Based on a research study with 503 patients with AGA, 92% of the patients had no past treatment. K. Nunes, H. Labazi, and R. Webb, PubMed Central, New Insights into Hypertension-Associated Erectile Dysfunction, 2012- Guttmacher Institute, Contraceptive Use in the United States by Demographics, 2021. (Est population rounded) American Academy of Dermatology Association website, Skin Conditions by the Numbers, Accessed February 2025; available at https://www.aad.org/media/stats-numbers Quick Facts and Statistics About Mental Health. Mental Health America. Accessed February 2025. https://mhanational.org/mentalhealthfacts YouGov website, Clifton Mark, 52% of the world’s adults are trying to lose weight. Who are they?, 2022. Est. population calculated with Statista, Resident population of the United States by sex and age as of July 1, 2021 Adult Obesity Facts, Centers for Disease Control and Prevention, as of May 2024, available at https://www.cdc.gov/obesity/adult-obesity-facts/index.html Prevalence of Overweight, Obesity, and Severe Obesity Among Adults Aged 20 and Over: United States, 1960–1962 Through 2017–2018; by Cheryl D. Fryar, M.S.P.H., Margaret D. Carroll, M.S.P.H., and Joseph Afful, M.S., Division of Health and Nutrition Examination Surveys; December 2020; availble at https://www.cdc.gov/nchs/data/hestat/obesity-adult-17-18/overweight-obesity-adults-H.pdf Any anxiety disorder. Accessed February 2025. National Institute of Mental Health (NIMH); available at https://www.nimh.nih.gov/health/statistics/any-anxiety-disorder Lee B, Wang Y, Carlson SA, et al. National, State-Level, and County-Level Prevalence Estimates of Adults Aged ≥18 Years Self-Reporting a Lifetime Diagnosis of Depression — United States, 2020. MMWR Morb Mortal Wkly Rep 2023;72:644–650. Contacts: Investor Relations Bill Newby Investors@forhims.com Media Relations Abby Reisinger Press@forhims.com 37 Hims & Hers Q4 2024

38 Hims & Hers Q4 2024